Exhibit 99.1

For Immediate Release	Contact: Tim McIntyre, Executive Vice President, Communication, Investor Relations and Legislative Affairs (734) 930-3563

Domino’s Pizza® Announces Second Quarter 2018 Financial Results

Global retail sales growth of 12.6%

Domestic same store sales growth of 6.9%

International same store sales growth of 4.0%

Global net store growth of 156

Diluted EPS of $1.78, an increase of 34.8% over the prior year quarter

ANN ARBOR, Michigan, July 19, 2018: Domino’s Pizza, Inc. (NYSE: DPZ), the largest pizza company in the world based on global retail sales, announced results for the second quarter of fiscal 2018, comprised of strong growth in same store sales, global store counts and earnings per share. Domestic same store sales grew 6.9% during the quarter versus the year-ago period, continuing the positive sales momentum in the Company’s domestic business. The international division also posted positive results, with same store sales growth of 4.0% during the quarter. The second quarter marked the 98th consecutive quarter of positive international same store sales growth and the 29th consecutive quarter of positive domestic same store sales growth. The Company also had second quarter global net store growth of 156 stores, comprised of 113 net new international stores and 43 net new domestic stores.

Diluted EPS was $1.78 for the second quarter, which was up 34.8% over the Company’s diluted EPS in the prior year quarter. Diluted EPS was negatively impacted by expenses related to the Company’s recapitalization, as further discussed below. Diluted EPS, as adjusted, was $1.84 for the second quarter, which was up 39.4% over the Company’s diluted EPS in the prior year quarter.

In connection with the Company’s April 2018 recapitalization as discussed below, the Company borrowed $825.0 million and used a portion of the proceeds to repay the remaining $490.1 million in outstanding principal and interest under its 2015 five-year fixed rate notes, pre-fund a portion of the principal and interest payable on the 2018 notes, pay transaction fees and expenses and repurchase and retire shares of the Company’s common stock.

During the second quarter of 2018, the Company repurchased 905,556 shares of its common stock pursuant to its Board of Directors-approved open market share repurchase program for approximately $219.0 million. The Company’s Board of Directors also declared a $0.55 per share quarterly dividend for shareholders of record as of June 15, 2018, that was paid on June 29, 2018. Additionally, on July 18, 2018, the Board of Directors declared a $0.55 per share quarterly dividend for shareholders of record as of September 14, 2018, to be paid on September 28, 2018.

“I’m delighted to report that our franchisees and team members continued to deliver great results across the global Domino’s system,” said Ritch Allison, Domino’s Chief Executive Officer.

“Global retail sales remain strong as we see our franchisees building new stores, growing same store sales and bringing customers back again and again. Our second quarter was highlighted by yet another innovation in food delivery with the launch of Domino’s HotSpots™, of which there are now more than 200,000 across the United States. The energy, passion and operational execution of our franchisees and managers around the world inspire me as I begin my role as CEO.”

Second Quarter 2018 Highlights:

(dollars in millions, except per share data)	Second Quarter of 2018	Second Quarter of 2017	Two Fiscal Quarters of 2018	Two Fiscal Quarters of 2017
Net income	$77.4	$65.7	$166.2	$128.2
Weighted average diluted shares	43,582,996	49,776,821	43,981,253	49,741,794
Diluted earnings per share, as reported	$1.78	$1.32	$3.78	$2.58
Items affecting comparability (1)	0.07	—	0.07	—

Diluted earnings per share, as adjusted (1)	$1.84	$1.32	$3.85	$2.58

(1)	Refer to the Financial Results Comparability section on page four for additional details. Diluted earnings per share, as adjusted figures may not sum to the total due to the rounding of each individual calculation. See also the Comments on Regulation G section on page five.

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Domino’s Pizza: Q2 2018 Earnings Release, Page Two

•	Revenues increased $150.8 million, or 24.0%, in the second quarter of 2018. The Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers (“ASC 606”) in the first quarter of 2018. This resulted in the recognition of $80.9 million in domestic franchise advertising revenues during the second quarter of 2018 related to contributions from domestic franchisees to Domino’s National Advertising Fund Inc. (“DNAF”), the Company’s consolidated not-for-profit advertising fund. In 2017, under accounting standards in effect at that time, the Company had presented these contributions net with the related disbursements in its consolidated statement of income. Refer to the “Adoption of New Accounting Guidance” section on page three for additional information related to the adoption of this accounting standard. The remaining increase in revenues was due primarily to higher supply chain volumes resulting from order and store count growth. Higher international franchise, domestic Company-owned store and domestic franchise revenues resulting from higher retail sales also contributed to the increase. Consolidated revenues also benefited from the positive impact of changes in foreign currency exchange rates.

•	Net Income increased $11.7 million, or 17.7%, in the second quarter of 2018. This increase was driven by higher global royalty revenues and higher supply chain volumes, partially offset by an increase in general and administrative expenses and higher net interest expense. A lower tax rate resulting from regulations under the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”) also positively impacted net income in the second quarter and two fiscal quarters of 2018 through a reduction in the provision for income taxes, but was partially offset by lower excess tax benefits from equity-based compensation as compared to the prior year.

•	Diluted EPS was $1.78 for the second quarter versus $1.32 in the prior year quarter. This represents a $0.46 or 34.8% increase over the prior year quarter. Diluted EPS, as adjusted, was $1.84 for the second quarter versus $1.32 in the prior year quarter, which represents a $0.52 or 39.4% increase over the prior year quarter. These increases were driven by higher net income, as well as lower diluted share count, primarily as a result of the share repurchases made during the trailing four quarters. (See the Financial Results Comparability section on page four and the Comments on Regulation G section on page five.)

The table below outlines certain statistical measures utilized by the Company to analyze its performance. Refer to the Comments on Regulation G section on page five for additional details.

	Second Quarter of 2018	Second Quarter of 2017
Same store sales growth: (versus prior year period)
Domestic Company-owned stores	+5.1%	+11.2%
Domestic franchise stores	+7.0%	+9.3%

Domestic stores	+6.9%	+9.5%

International stores (excluding foreign currency impact)	+4.0%	+2.6%

Global retail sales growth: (versus prior year period)
Domestic stores	+11.4%	+12.8%
International stores	+13.8%	+10.9%

Total	+12.6%	+11.8%

Global retail sales growth: (versus prior year period, excluding foreign currency impact)
Domestic stores	+11.4%	+12.8%
International stores	+10.6%	+15.2%

Total	+11.0%	+14.1%

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Domino’s Pizza: Q2 2018 Earnings Release, Page Three

	Domestic Company- owned Stores	Domestic Franchise Stores	Total Domestic Stores	International Stores	Total
Store counts:
Store count at March 25, 2018	397	5,252	5,649	9,317	14,966
Openings	1	43	44	148	192
Closings	—	(1)	(1)	(35)	(36)
Transfers	(2)	2	—	—	—

Store count at June 17, 2018	396	5,296	5,692	9,430	15,122

Second quarter 2018 net change	(1)	44	43	113	156

Trailing four quarters net change	—	254	254	651	905

Conference Call Information

The Company will file its quarterly report on Form 10-Q this morning. As previously announced, Domino’s Pizza, Inc. will hold a conference call today at 10 a.m. (Eastern) to review its second quarter fiscal 2018 financial results. The call can be accessed by dialing (888) 400-9978 (U.S./Canada) or (706) 634-4947 (International). Ask for the Domino’s Pizza conference call (conference ID: 7798488). The call will also be webcast at biz.dominos.com. The webcast will also be archived for one year on biz.dominos.com.

Adoption of New Accounting Guidance

The Company adopted ASC 606 during the first quarter of 2018. ASC 606 requires a gross presentation on the consolidated statement of income for franchisee contributions received by and related expenses of DNAF, the Company’s consolidated not-for-profit advertising fund. Under prior accounting guidance, the Company had presented the restricted assets and liabilities of DNAF in its consolidated balance sheets and had determined that it acted as an agent for accounting purposes with regard to franchise store contributions and disbursements. As a result, the Company historically presented the activities of DNAF net in its consolidated statement of income and consolidated statement of cash flows. Under the requirements of ASC 606, the Company determined that there are not performance obligations associated with the franchise advertising contributions received by DNAF that are separate from its domestic royalty payment stream, and as a result, these franchise contributions and the related expenses are presented gross in the Company’s consolidated statement of income and consolidated statement of cash flows. While this change materially impacted the gross amount of reported franchise revenues and expenses, the impact is generally expected to be an offsetting increase to both revenues and expenses such that the impact on income from operations and net income is not expected to be material. Refer to the Company’s Form 10-Q for the fiscal quarter ended June 17, 2018 for additional information regarding the adoption of ASC 606.

The Company also adopted ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (“ASU 2016-18”) during the first quarter of 2018, which requires that restricted cash and cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. The Company historically presented changes in restricted cash and cash equivalents in the investing section of its consolidated statement of cash flows. This new guidance did not impact the Company’s financial results, but did result in a change in the presentation of restricted cash and restricted cash equivalents within the statement of cash flows. Refer to the Company’s Form 10-Q for the fiscal quarter ended June 17, 2018 for additional information regarding the adoption of ASU 2016-18.

2018 Recapitalization

On April 24, 2018, the Company completed a recapitalization (the “2018 Recapitalization”) in which certain of the Company’s subsidiaries issued new notes pursuant to an asset-backed securitization. The new notes consist of $425.0 million Series 2018-1 4.116% Fixed Rate Senior Secured Notes, Class A-2-I with an anticipated term of 7.5 years, and $400.0 million Series 2018-1 4.328% Fixed Rate Senior Secured Notes, Class A-2-II with an anticipated term of 9.25 years (collectively, the “2018 Notes”).

A portion of the proceeds from the 2018 Recapitalization was used to repay the remaining $490.1 million in outstanding principal and interest under the Company’s 2015 five-year fixed rate notes, pre-fund a portion of the principal and interest payable on the 2018 Notes, pay transaction fees and expenses and repurchase and retire shares of the Company’s common stock. In connection with the 2018 Recapitalization, the Company incurred certain expenses that are outlined in the items affecting comparability table on page four. Additionally, the Company capitalized $8.2 million of debt issuance costs, which are being amortized into interest expense over the expected terms of the 2018 Notes.

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Domino’s Pizza: Q2 2018 Earnings Release, Page Four

Financial Results Comparability

Financial results for the Company are significantly affected by changes in our capital structure and our effective tax rate. Our recapitalization transactions in 2018, 2017 and 2015 resulted in higher net interest expense due primarily to higher net debt levels, as well as the amortization of debt issuance costs associated with the optional prepayments of the 2015 five-year fixed rate notes and 2012 fixed rate notes. Additionally, repurchases and retirements of the Company’s common stock have reduced our weighted average diluted shares outstanding. Finally, a lower statutory tax rate due to the enactment of the 2017 Tax Act has resulted in a reduction in our provision for income taxes in 2018.

In addition to the above factors impacting comparability, the table below presents certain other items that affect comparability between 2018 and 2017 financial results. Management believes that including such information is critical to an understanding of the Company’s financial results for the second quarter of 2018 and the two fiscal quarters of 2018 as compared to the same periods in 2017 (See the Comments on Regulation G section on page five for additional details).

	Second Quarter			Two Fiscal Quarters
(in thousands, except per share data)	Pre-tax	After-tax	Diluted EPS Impact	Pre-tax	After-tax	Diluted EPS Impact
2018 items affecting comparability:
Recapitalization expenses:
General and administrative expenses (1)	$(532)	$(411)	$(0.01)	$(532)	$(411)	$(0.01)
Interest expense (2)	(142)	(110)	(0.00)	(142)	(110)	(0.00)
Debt issuance cost write-off (3)	(3,164)	(2,446)	(0.06)	(3,164)	(2,446)	(0.06)

Total of 2018 items	$(3,838)	$(2,967)	$(0.07)	$(3,838)	$(2,967)	$(0.07)

(1)	Represents legal, professional and administrative fees incurred in connection with the Company’s 2018 Recapitalization.
(2)	Represents interest expense the Company incurred on its 2015 five-year fixed rate notes subsequent to the closing of the 2018 Recapitalization but prior to the repayment of the 2015 five-year fixed rate notes, resulting in the payment of interest on both the 2015 five-year fixed rate notes and 2018 Notes for a short period of time.
(3)	Represents the write-off of debt issuance costs related to the extinguishment of the 2015 five-year fixed rate notes in connection with the Company’s 2018 Recapitalization.

Share Repurchases

During the second quarter of 2018, the Company repurchased and retired 905,556 shares of its common stock under its Board of Directors-approved open market share repurchase program for approximately $219.0 million. As of June 17, 2018, the end of the second quarter, the Company’s total remaining authorized amount for share repurchases was approximately $429.9 million.

Liquidity

As of June 17, 2018, the Company had approximately:

•	$157.8 million of unrestricted cash and cash equivalents;

•	$3.47 billion in total debt; and

•	$128.3 million of available borrowings under its $175.0 million variable funding notes, net of letters of credit issued of $46.7 million. During the second quarter of 2018, the Company borrowed and subsequently repaid $80.0 million under its variable funding notes.

The Company invested $37.3 million in capital expenditures during the two fiscal quarters of 2018, versus $25.2 million during the two fiscal quarters of 2017. Free cash flow, as reconciled below to net cash provided by operating activities, as determined under accounting principles generally accepted in the United States of America (“GAAP”), was approximately $117.4 million in the two fiscal quarters of 2018.

(in thousands)	Two Fiscal Quarters of 2018
Net cash provided by operating activities	$154,712
Capital expenditures	(37,290)

Free cash flow	$117,422

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Domino’s Pizza: Q2 2018 Earnings Release, Page Five

Comments on Regulation G

In addition to the GAAP financial measures set forth in this press release, the Company has included non-GAAP financial measures within the meaning of Regulation G, including free cash flow metrics and measures related to items affecting comparability between fiscal quarters and other fiscal periods. The Company has also included metrics such as global retail sales growth and same store sales growth, which are commonly used statistical measures in the quick-service restaurant industry that are important to understanding Company performance.

The Company uses “Global retail sales” to refer to total worldwide retail sales at Company-owned and franchise stores. The Company believes global retail sales information is useful in analyzing revenues because franchisees pay royalties and advertising fees that are based on a percentage of franchise retail sales. The Company reviews comparable industry global retail sales information to assess business trends and to track the growth of the Domino’s Pizza® brand. In addition, supply chain revenues are directly impacted by changes in franchise retail sales. Retail sales for franchise stores are reported to the Company by its franchisees and are not included in Company revenues.

The Company uses “Same store sales growth,” which is calculated by including only sales from stores that also had sales in the comparable period of the prior year. International same store sales growth is calculated similarly to domestic same store sales growth. Changes in international same store sales are reported excluding foreign currency impacts, which reflect changes in international local currency sales.

The Company uses “Diluted EPS, as adjusted,” which is calculated as reported Diluted EPS, adjusted for the items that affect comparability to the prior year periods discussed above. The most directly comparable financial measure calculated and presented in accordance with GAAP is Diluted EPS. The Company believes that the Diluted EPS, as adjusted, measure is important and useful to investors and other interested persons and that such persons benefit from having a consistent basis for comparison between reporting periods. The Company uses Diluted EPS, as adjusted, to internally evaluate operating performance, to evaluate itself against its peers and in long-range planning. Additionally, the Company believes that analysts covering the Company’s stock performance generally eliminate these items affecting comparability when preparing their financial models, when determining their published EPS estimates and when benchmarking the Company against its competitors.

The Company uses “Free cash flow,” which is calculated as cash flows from operations less capital expenditures, both as reported under GAAP. The Company believes that the free cash flow measure is important to investors and other interested persons, and that such persons benefit from having a measure which communicates how much cash flow is available for working capital needs or to be used for repurchasing debt, making acquisitions, repurchasing common stock, paying dividends or other similar uses of cash.

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the largest pizza company in the world based on global retail sales, with a significant business in both delivery and carryout pizza. It ranks among the world’s top public restaurant brands with a global enterprise of over 15,100 stores in over 85 markets. Domino’s had global retail sales of over $12.2 billion in 2017, with more than $5.9 billion in the U.S. and more than $6.3 billion internationally. In the second quarter of 2018, Domino’s had global retail sales of nearly $3.1 billion, with nearly $1.5 billion in the U.S. and nearly $1.6 billion internationally. Its system is comprised of independent franchise owners who accounted for over 97% of Domino’s stores as of the second quarter of 2018. Emphasis on technology innovation helped Domino’s achieve more than half of all global retail sales in 2017 from digital channels, primarily online ordering and mobile applications. In the U.S., Domino’s generates over 60% of sales via digital channels and has produced several innovative ordering platforms, including Google Home, Facebook Messenger, Apple Watch, Amazon Echo, Twitter and text message using a pizza emoji. In late 2017, Domino’s began an industry-first test of self-driving vehicle delivery with Ford Motor Company – and in April 2018, launched Domino’s HotSpots™, featuring over 200,000 non-traditional delivery locations including parks, beaches, local landmarks and other unique gathering spots.

Order – dominos.com

AnyWare Ordering – anyware.dominos.com

Company Info – biz.dominos.com

Twitter – twitter.com/dominos

Facebook – facebook.com/dominos

Instagram – instagram.com/dominos

YouTube – youtube.com/dominos

Please visit our Investor Relations website at biz.dominos.com to view news, announcements, earnings releases and conference webcasts.

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Domino’s Pizza: Q2 2018 Earnings Release, Page Six

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:

This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. You can identify forward-looking statements by the use of words such as “anticipates,” “believes,” “could,” “should,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “predicts,” “projects,” “seeks,” “approximately,” “potential,” “outlook” and similar terms and phrases that concern our strategy, plans or intentions, including references to assumptions. These forward-looking statements address various matters including information concerning future results of operations and business strategy, our anticipated profitability, estimates in same store sales growth, the growth of our domestic and international business, ability to service our indebtedness, our future cash flows, our operating performance, trends in our business and other descriptions of future events reflect the Company’s expectations based upon currently available information and data. While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from our expectations are more fully described in our other filings with the Securities and Exchange Commission, including under the section headed “Risk Factors” in our annual report on Form 10-K. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of various factors, including but not limited to: our substantial increased indebtedness as a result of our recapitalization transactions and our ability to incur additional indebtedness or refinance that indebtedness in the future; our future financial performance and our ability to pay principal and interest on our indebtedness; the effectiveness of our advertising, operations and promotional initiatives; the strength of our brand, including our ability to compete domestically and internationally in our intensely competitive industry; new product, digital ordering and concept developments by us, and other food-industry competitors; our ability to maintain good relationships with our franchisees and their ongoing level of profitability; our ability to successfully implement cost-saving strategies; our ability and that of our franchisees to successfully operate in the current and future credit environment; changes in the level of consumer spending given general economic conditions, including interest rates, energy prices and consumer confidence; our ability and that of our franchisees to open new restaurants and keep existing restaurants in operation; changes in operating expenses resulting from changes in prices of food (particularly cheese), fuel and other commodity costs, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns, severe weather conditions and natural disasters may have on our business and the economies of the countries where we operate; changes in foreign currency exchange rates; our ability to retain or replace our executive officers and other key members of management and our ability to adequately staff our stores and supply chain centers with qualified personnel; our ability to find and/or retain suitable real estate for our stores and supply chain centers; changes in government legislation and regulations, including changes in our effective tax rate; adverse legal judgments or settlements; food-borne illness or contamination of products; data breaches or other cyber risks; the effect of war, terrorism or catastrophic events; our ability to pay dividends and repurchase shares; changes in consumer preferences, spending and traffic patterns and demographic trends; changes in accounting policies; and adequacy of our insurance coverage. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. All forward-looking statements speak only as of the date of this press release and should be evaluated with an understanding of their inherent uncertainty. Except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission, or other applicable law, we will not undertake, and specifically disclaim, any obligation to publicly update or revise any forward-looking statements to reflect events or circumstances arising after the date of this press release, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

TABLES TO FOLLOW

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Domino’s Pizza: Q2 2018 Earnings Release, Page Seven

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Fiscal Quarters Ended
	June 17, 2018	% of Total Revenues	June 18, 2017	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$118,795		$112,430
Domestic franchise royalties and fees	87,418		82,403
Supply chain	440,917		390,104
International franchise royalties and fees	51,337		43,674
Domestic franchise advertising	80,929		—

Total revenues	779,396	100.0%	628,611	100.0%

Cost of sales:
Domestic Company-owned stores	91,976		89,040
Supply chain	393,840		346,726

Total cost of sales	485,816	62.3%	435,766	69.3%

Operating margin	293,580	37.7%	192,845	30.7%

General and administrative	86,506	11.1%	79,978	12.7%
Domestic franchise advertising	80,929	10.4%	—	—%

Income from operations	126,145	16.2%	112,867	18.0%
Interest expense, net	(34,948)	(4.5)%	(24,335)	(3.9)%

Income before provision for income taxes	91,197	11.7%	88,532	14.1%
Provision for income taxes	13,789	1.8%	22,791	3.6%

Net income	$77,408	9.9%	$65,741	10.5%

Earnings per share:
Common stock – diluted	$1.78		$1.32
Dividends declared per share	$0.55		$0.46

Domino’s Pizza: Q2 2018 Earnings Release, Page Eight

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

	Two Fiscal Quarters Ended
	June 17, 2018	% of Total Revenues	June 18, 2017	% of Total Revenues
(In thousands, except per share data)
Revenues:
Domestic Company-owned stores	$239,981		$225,975
Domestic franchise royalties and fees	176,908		162,304
Supply chain	880,980		778,657
International franchise royalties and fees	103,758		85,892
Domestic franchise advertising	163,140		—

Total revenues	1,564,767	100.0%	1,252,828	100.0%

Cost of sales:
Domestic Company-owned stores	185,014		176,224
Supply chain	786,308		689,943

Total cost of sales	971,322	62.1%	866,167	69.1%

Operating margin	593,445	37.9%	386,661	30.9%

General and administrative	170,684	10.9%	157,760	12.6%
Domestic franchise advertising	163,140	10.4%	—	—%

Income from operations	259,621	16.6%	228,901	18.3%
Interest expense, net	(64,754)	(4.1)%	(49,855)	(4.0)%

Income before provision for income taxes	194,867	12.5%	179,046	14.3%
Provision for income taxes	28,632	1.9%	50,836	4.1%

Net income	$166,235	10.6%	$128,210	10.2%

Earnings per share:
Common stock – diluted	$3.78		$2.58
Dividends declared per share	$1.10		$0.92

Domino’s Pizza: Q2 2018 Earnings Release, Page Nine

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 17, 2018	December 31, 2017
(In thousands)
Assets
Current assets:
Cash and cash equivalents	$157,788	$35,768
Restricted cash and cash equivalents	144,970	191,762
Accounts receivable, net	182,816	173,677
Advertising fund assets, restricted	123,818	120,223
Inventories	40,161	39,961
Prepaid expenses and other	33,361	18,389

Total current assets	682,914	579,780
Property, plant and equipment, net	177,191	169,586
Other assets	94,460	87,387

Total assets	$954,565	$836,753

Liabilities and stockholders’ deficit
Current liabilities:
Current portion of long-term debt	$35,598	$32,324
Accounts payable	79,417	106,894
Advertising fund liabilities	117,360	120,223
Other accrued liabilities	145,040	138,844

Total current liabilities	377,415	398,285
Long-term liabilities:
Long-term debt, less current portion	3,436,966	3,121,490
Other accrued liabilities	69,389	52,362

Total long-term liabilities	3,506,355	3,173,852
Total stockholders’ deficit	(2,929,205)	(2,735,384)

Total liabilities and stockholders’ deficit	$954,565	$836,753

Domino’s Pizza: Q2 2018 Earnings Release, Page Ten

Domino’s Pizza, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Two Fiscal Quarters Ended
(In thousands)	June 17, 2018	June 18, 2017
Cash flows from operating activities:
Net income	$166,235	$128,210
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	23,310	19,773
Losses on sale/disposal of assets	519	345
Amortization of debt issuance costs	5,469	2,714
Provision for deferred income taxes	1,484	3,581
Non-cash compensation expense	11,443	9,633
Excess tax benefits from equity-based compensation	(15,318)	(16,906)
Other	111	204
Changes in operating assets and liabilities	(50,165)	(32,468)
Changes in advertising fund assets and liabilities, restricted	11,624	(2,316)

Net cash provided by operating activities	154,712	112,770

Cash flows from investing activities:
Capital expenditures	(37,290)	(25,230)
Proceeds from sale of assets	323	26
Maturities of advertising fund investments, restricted	29,007	—
Purchases of advertising fund investments, restricted	(35,152)	—
Other	(672)	493

Net cash used in investing activities	(43,784)	(24,711)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	905,000	—
Repayments of long-term debt and capital lease obligations	(586,133)	(9,766)
Proceeds from exercise of stock options	5,206	3,884
Purchases of common stock	(320,067)	(12,721)
Tax payments for restricted stock upon vesting	(2,318)	(4,911)
Payments of common stock dividends and equivalents	(23,538)	(22,280)
Cash paid for financing costs	(8,207)	—

Net cash used in financing activities	(30,057)	(45,794)

Effect of exchange rate changes on cash	(132)	36

Change in cash and cash equivalents, restricted cash and cash equivalents	80,739	42,301

Cash and cash equivalents, beginning of period	35,768	42,815
Restricted cash and cash equivalents, beginning of period	191,762	126,496
Cash and cash equivalents included in advertising fund assets, restricted, beginning of period	27,316	25,091

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, beginning of period	254,846	194,402

Cash and cash equivalents, end of period	157,788	52,243
Restricted cash and cash equivalents, end of period	144,970	161,685
Cash and cash equivalents included in advertising fund assets, restricted, end of period	32,827	22,775

Cash and cash equivalents, restricted cash and cash equivalents and cash and cash equivalents included in advertising fund assets, restricted, end of period	$335,585	$236,703

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